STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                       American Radio Systems Corporation

                                   EXHIBIT 11


(In thousands, except per share data)


                                                                Three              Three            Nine               Nine
                                                                Months             Months          Months              Months
                                                                Ended              Ended           Ended                Ended
                                                            September 30,      September 30,    September 30,      September 30,
                                                                 1996               1995             1996               1995

Weighted average shares of common stock.............          20,993,366         14,368,802      19,055,077          11,034,305
Add:
       Common stock equivalents in the form of
           stock options and warrants...............           1,021,153            838,154         975,954             801,313
                                                            ------------       ------------    ------------       -------------
Weighted average common stock and
        common stock equivalents....................          22,014,520         15,206,956      20,031,031          11,835,618
Net Income (loss):
        Net income (loss) applicable to common
           stockholders.............................        $(1,499,830)         $1,434,770        $121,464          $6,501,712
Primary and fully diluted per common share
    amounts:........................................
        Net income (loss) applicable to common
           stockholders.............................   $          ( .07)    $           .09    $        .01     $           .55
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